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UNITED STATES
    SECURITIES AND EXCHANGE COMMISSION
    Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

MATTHEW WAYNE MYERS
    (Exact name of registrant as specified in its charter)

KANSAS
    (State or other jurisdiction of incorporation or organization)

F47862409 / 0047862409
    (I.R.S. Employer Identification No.)

302 OAKWOOD DRIVE DUNCANVILE  TEXAS         75137
    (Address of principal executive offices)(Zip Code)

Issuers telephone number, including area code: (214) 912-1157

Securities to be registered under Section 12(b) of the Act: None
    -----------------------------------------------------------------

Securities to be registered under section 12(g) of the Act:

Title of Each Class to be registered:
    Certificate of live Birth 115-69-001307
    Social Security Bond F47862409
    International Bills of Exchange
    TREASURY BONDS
    ADR'S/ADS'S
    FRN'S
    International Promissory Notes

Indicate by checkmark whether the registrant is a large accelerated filer,an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer, and smaller reporting company in Rule 12b-2 of theExchange Act.

[X]Large accelerated filer [] Accelerated filer
    [] Non-accelerated filer [] Smaller reporting company

EXPLANATORY NOTE

    We are filing this General Form for Registration of Securities on Form 10 to register our Individual Surety Bonds, International Promissory Notes, Treasuty Bonds, ADR'S/ADS'S,
RFN'S and Bills of Exchange pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act ). Once registration statement is deemed effective, we may be subject to the requirements of Regulation 13A under the Exchange Act, which may require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we may be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g)
of the Exchange Act. Unless otherwise noted, references in this registration statement to the Registrant, the Company, we, our or us means MATTHEW WAYNE MYERS. Our principal place of business is located at 302 OAKWOOD DRIVE DUNCANVILE  TEXAS 75137. Our telephone number is (214) 912-1157.

    TABLE OF CONTENTS
    ITEM 1. BUSINESS
    ITEM 1A. RISK FACTORS
    ITEM 2. FINANCIAL INFORMATION
    ITEM 3. PROPERTIES
    ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
    ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS
    ITEM 6. EXECUTIVE COMPENSATION
    ITEM 7. CERTAIN RELATIONSHPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDANCE
    ITEM 8. LEGAL PROCEEDINGS
    ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
    ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES
    ITEM 11. DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERED
    ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
    ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
    ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
    ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS
    SIGNATURES

FORWARD LOOKING STATEMENTS
    There are statements in this registration statement that are not historical facts. These forward-looking statements can be identified by use of terminology such as believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, project, positioned, strategy and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully;
especially the risks discussed under the section entitled Risk Factors. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements.
In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration
Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business
    MATTHEW WAYNE MYERS (the Corporation) was created in The State of Kansas on February 4, 1969 for the purpose of being Kansas State Citizen that Issued a Sub Corporation
With the Same name (listed above) that is a United States Citizen for the benefit of the United States of America. The Company will engage in business commerce as the Principal and Surety for all governmental and non-governmental obligations  including all registered corporations on the federal and state level for the benefit of the United States of America.
To accomplish this the Company's Individual Surety and Authorized Signatory will execute the necessary instruments including but not limited to surety bonds, bonds, treasuty notes,
ADR's/ ADS's, FRN's, international promissory notes, international bills of exchange, corporate bonds and supporting documents evidencing the obligation after acceptance, then register the instruments with the Securities and Exchange Commission. The Company's purpose is to exchange the surety bonds, international promissory notes, bills of exchange, corporate bonds, treasury notes, ADR's/ ADS's, FRN's for the obligation and in return have the other party making the claim perform according to the surety bonds instructions creating a quid pro quo exchange for settlement and closure. The individual surety will always have a priority security interest above all claims to ensure performance is rendered properly. The Company's bonds act in the capacity of a trust in the sense that the individual surety executes the bonds after acceptance of any claim for the benefit of the company leaving the party making the claim under the contract in a fiduciary capacity to release all claims and any funds from the escrow account in their custody listed on the surety bonds to the principal to complete the quid pro quo exchange. The claimant who now is in a fiduciary (trustee) capacity will be subjected to all liability and payment if he dishonors his fiduciary duty to settle the exchange and further it will indemnify the original surety and principle from any further obligation on the surety bonds, international promissory notes, bills of exchange.
    As a result of HJR 192, and from that day forward (June 5, 1933), no one has been able to lawfully pay a debt or lawfully own anything. The only thing one can do is issue
CREDIT in exchange of debts, with the debt being perpetual. The suspension of the gold standard, and prohibition against paying debts, removed the substance for our common law to operate on, and created a void as far as the law is concerned. This substance was replaced with a PUBLIC NATIONAL CREDIT SYSTEM where debt is LEGAL TENDER money. HJR 192 was implemented immediately. The day after President Roosevelt signed the resolution, the treasury offered the public new government securities, minus the traditional payable in gold clause.
192 states that one cannot demand a certain form of currency that they want to receive if it is dollar for dollar.
    In consideration that only Fiat Money exists in circulation with which to discharge debt; and in order to facilitate lawful commercial transactions; and in order to lawfully engage in commerce the MATTHEW WAYNE MYERS shall issue negotiable instruments in adherence to public policy, UNCITRAL, FASB, and the accounting principles under GAAP. All commercial processes shall be truthful, open, and above board (full disclosure). The Company intends to apply the net proceeds from the sale of the four Secured Debt Obligations for the research, development, and applications of knowledge and substance in the fields of science, medicine for the general health, and justice.

Regulation
    United Nations Commission on International Trade Law (UNCITRAL Convention)
    Article 8 Uniform Commercial Code
    Securities and Exchange Commission
    Federal Trade Commission
    The Office of the Comptroller of the Currency

Competition
    Not Applicable

Marketing
    Not Applicable.

Properties
    Not Applicable

Employees
    No Employees.

Item 1A. Risk Factors
    The surety bonds, international promissory notes, International bills of exchange, ADR"S/ ADS's, Treasury notes, FRN's contain certain elements that require all parties to perform according to the instructions stated in the bonds. This element is required to complete the private exchange (quid pro quo) between the principal and the party listed to release any property or funds from escrow to the principal in accordance with the private exchange for the benefit of the United States of America Government.
The non compliant party in their fiduciary capacity becomes the liable party on the bonds, international promissory notes, bills of exchange. The holder of the bonds, international promissory notes, bills of exchange now has the responsibility to collect on the dishonor and must hold MATTHEW WAYNE MYERS and Matthew W. Myers harmless. The marketable securities are owned by MATTHEW WAYNE MYERS and are listed as short-term assets on the Companys balance sheet.

1. Limited history of Operations
    Since the MATTHEW WAYNE MYERS was organized in Feburary 1969, it has had limited operations to date, and its proposed operations are subject to all of the risks inherent in new business enterprises. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the start up of new businesses and the competitive environment in which the Company will operate. The statements set forth in the memorandum are based on significant assumptions about circumstances and events which have not yet taken place. Accordingly, they are subject to variations (which could be substantial) that may arise as future operations actually occur.

2. Time Lapse from Start-up to Operational Stage of the Company
    Management of the Company does not anticipate any public proceeds to be derived from this private offering, only value for value on the private exchange only. There is no assurance that these objectives will be achieved. Operations thereafter will depend upon the continued availability of obligations (public debt). If private exchange offerings are insufficient to continue the Companys operations, additional private exchanges (quid pro quo) would have to be raised through private equity or debt financing.
The Company has no commitments for any private debt or equity financing and there can be no assurance that any such commitments will be obtained on favorable terms, if at all.
Furthermore, the foregoing estimates are dependent upon operating projections set forth herein which are subject to substantial variation. Although the Company believes there is a reasonable basis for the assumptions upon which the projections are based, there can be no assurance that these assumptions can or will be met.

3. Competition
    None

4. Dependence on Management
    The Company will be heavily dependent upon the services and experiences of its individual surety. The loss of the service of any individual surety could adversely affect the conduct of the Companys business (see Management ).

5. MATTHEW WAYNE MYERS
    The industry in which the Company expects to operate is private and public.

6. Government Regulation
    Under Treaty: United Nations Commission on International Trade Law (UNCITRAL Convention)

7. Control of the Company
    Matthew W. Myers will have 100% underwriting rights and control over the Company and it bond, international promissory notes, bills of exchange issues.

8. No Dividends

9. Arbitrary Offering Price
    The price at which the private securities are being offered have been arbitrarily determined and bears no relationship to the Companys assets, earnings, book value, net tangible value or other generally accepted criteria of value for private exchange. The price at which the Secured Debt Obligations are being offered have been appraised, derived and valued at a fixed, fair market value based on legislative assessment. Also known as Liquidated Sum Certain - A debt is liquidated when it is certain what is due, and how much is due.

10. Restrictions on Transferability of Surety Bonds
    Accredited Investors and or Qualified Institutional Buyers should be fully aware of the long term nature of their private exchange in MATTHEW WAYNE MYERS. The private exchange of the Surety bonds and the Components thereof, may or may not be registered under the Act and there will be insufficient information made public to permit resale of the
Surety bonds, or any component thereof, pursuant to Rule 144 of the Act. The transfer of the surety bonds, or any component thereof, may also be restricted by various state securities laws. There is not currently nor is there any assurance that there will be any market for the resale of Surety Bonds. In view of the foregoing, each Accredited Investors and or
Qualified Institutional Buyers should be satisfied that he has adequate means of providing for his or her current needs and possible future contingencies, and that he has no need for liquidity in his investment.

11. Dilution
    Not Applicable

12. Risk of No Closing
    Not Applicable

13. Officers Salary
    Not Applicable

14. Use of Proceeds to repay Loans Due to Officer and Director
    Not Applicable

15. Value of the Private Exchange of Surety Bonds
    Accredited Investors and or Qualified Institutional Buyers must rely on the surety bond being exchanged and underwritten by the companys individual surety for that will serve as the financials of the private exchange.

16. No Market for Shares
    At the present time there is no established market for the surety bonds of the Company and there is no assurance that a regular market for such bonds will develop upon completion of this offering or that the bonds may be resold at their original offering price or at any other price.

Item 2. Financial Information
    No financial data is available at this time.

Item 3. Properties
    Our company headquarters are located at 302 Oakwood Drive, Duncanville, Texas 75137. We believe our current office space is adequate for the immediate needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management
    Matthew W. Myers is the Surety, Beneficial Owner and Authorized Signatory to The Company MATTHEW WAYNE MYERS State of Kansas Corp. and It's Issue MATTHEW WAYNE MYERS
Social Security Corporation and is thereby has a priority Security and Entitlement interest there to and is indemnified from liability. Therefore, Matthew W. Myers is
Companys Individual Surety and lends his real signature to execute and guarantee the companys securities. MATTHEW WAYNE MYERS is the priority secured party and has first lien position over all the companys assets including all bonds and securities issued.

Item 5. Directors and Executive Officers
    Matthew W. Myers is 50 years old and is the sole officer in this company who acts in several different capacities for the benefit of the company and not limited to individual surety, authorized Signature, beneficial Owner, secured party and creditor.

Item 6. Executive Compensation
    Compensation consists of use of all companys property, assets including any monetary that may derived publicly or private for the sole enjoyment of the individual surety in all capacities.

Item 7. Certain Relationship and Transactions, and Director Independence
    There have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K

Item 8. Legal Proceedings
    There are no legal actions pending or threatened against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated.

Item 9. Market Price of and Dividends on the Registrants Common Equity and Related Stockholder Matters
    There is no public market for the companys securities and all common equity and lawful title will remain with MATTHEW WAYNE MYERS and Matthew W. Myers, the individual surety and all legal title will remain with the beneficiary of the surety bond being registered. No common stock is available for the public for 100% is owned and controlled by the companys individual surety Matthew W. Myers as compensation for the underwriting of surety bonds.

Item 10. Recent Sales of Unregistered Securities
    Company is unaware of any unregistered securities being sold in its name. Company is not stating that there have not been recent sales because any sales would have been without consent, permission and authorization of the company and individual surety. The company has a certain structure of its securities as witnessed in this registration and any other structure will constitute authorized use and illegal trading of this companys securities.

Item 11. Description of Registrants Securities to be Registered
    The company is authorized by its Primary Bond the Certificate of Live Birth State of Kansas 115-69-001307 to issue $300,000,000,000 of which $100,000,000,000 are Individual Surety  bonds, international promissory notes, international bills of exchange, FRN's, ADR's/ADS's, treasury notes. Individual Surety Bonds, International
Promissory Notes, International Bills of Exchange, Corporate Bonds, FRN's, ADR's/ADS's, treasury notes. The security consists of several bonds packaged together with one underwriting the other creating one packaged security. Each bond package will vary based on the obligation and will be packaged according to its structure. The various bonds are The Affidavit of Individual Surety, Bid Bond, Performance Bond, Payment Bond, Release of Lien on Real Property Bond, Release of Personal Property from Escrow Bond, Consent to
Surety Bond, the Birth Certificate Bond (Primary Bond), Social Security Card Bond (fractionalized from Birth Certificate Bond), international promissory notes, bills of exchange, corporate bond, FRN's, ADR's/ADS's, treasury notesand any bonds not mentioned are not excluded for reasons of uncertainty of the obligation. The Birth Certificate is the primary bond for its value is unlimited and it was created for the benefit of the United States of America where legal title will remain and equitable title stays with the company as collaterall to MATTHEW WAYNE MYERS. the individual surety to insure that the company pays their obligations to the public.

Item 12. Indemnification of Directors and Officers
    The company has granted an Indemnity Bond to MATTHEW WAYNE MYERS and Matthew W. Myers our individual surety, for the amount of $300,000,000,000 units as security for the loaning of his real signature on our surety bonds for the payment of our obligations (debts) to the public. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act or Securities Act ) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data
    No Data Available at This time.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
    The company and surety report no changes and or disagreements in regards to the lack of financial data in reference to the surety bonds.

Item 15. Financial Statements and Exhibits
    Financial Statements:
    None.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 15, 2019

MATTHEW WAYNE MYERS
    By:/s/ Matthew W. Myers
    Matthew W. Myers, Surety/Authorized Signatory